UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2025

Cencora, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-16671

Delaware	23-3079390
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1 West First Avenue Conshohocken, PA	19428-1800
(Address of principal executive offices)	(Zip Code)

(610) 727-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	COR	New York Stock Exchange (NYSE)
2.875% Senior Notes due 2028	COR28	New York Stock Exchange (NYSE)
3.625% Senior Notes due 2032	COR32	New York Stock Exchange (NYSE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On September 3, 2025, Cencora, Inc., a Delaware corporation (the “Company”), announced an agreement, subject to court approval, that would resolve the stockholder derivative action captioned Lebanon County Employees’ Retirement Fund v. Steven H. Collis et al., C.A. No. 2021-1118-JTL (the “Action”).

As the Company has previously disclosed, on December 30, 2021, the Lebanon County Employees’ Retirement Fund and Teamsters Local 443 Health Services & Insurance Plan (the “Plaintiffs”) filed a complaint for the Action in the Court of Chancery of the State of Delaware (the “Court”) against the Company and certain of its officers and members of its Board of Directors (the “Board”). The complaint alleges claims for breach of fiduciary duty allegedly arising from the Board’s and certain officers’ oversight of the Company’s controlled substance diversion control programs. On January 12, 2024, the Board established a Special Litigation Committee (the “SLC”) and delegated to the SLC the Board’s full authority with respect to the litigation. On March 4, 2024, the Court granted the SLC’s consented-to motion to stay the Action pending its investigation of the allegations within the complaint. On July 28, 2025, the SLC notified the Court that the parties had reached an agreement in principle to settle all claims in the Action following a successful mediation conducted on June 24, 2025, and filed a stipulation to stay the Action pending the presentation of a stipulation of settlement for the Court's approval. The Court granted the stipulation staying the Action on July 29, 2025.

On August 15, 2025, the parties to the Action filed a Stipulation and Agreement of Settlement, Compromise, and Release to the Court (the “Stipulation”) that would resolve the Action. If the Court approves the Stipulation, insurance carriers would pay the Company $111.3 million, less any attorneys’ fees and litigation expenses awarded by the Court to Plaintiffs’ counsel. The Stipulation does not include any admission of liability, and the defendants expressly deny any wrongdoing.

On August 19, 2025, the Court entered a Scheduling Order in the Action directing the Company (i) to file this Current Report on Form 8-K with the Securities and Exchange Commission with copies of the Stipulation and the Notice of Pendency and Proposed Settlement of Stockholder Derivative Action, Settlement Hearing, and Right to Appear (the “Notice”) filed as exhibits hereto, and (ii) to post a copy of the Stipulation and the Notice on the “Investor Relations” section of the Company’s website.

Copies of the Stipulation and the Notice are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference. The Stipulation and the Notice are also available on the Investor Relations section of the Company’s website at https://investor.cencora.com.

Item 9.01 Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
99.1	Stipulation and Agreement of Settlement, Compromise, and Release
99.2	Notice of Pendency and Proposed Settlement of Stockholder Derivative Action, Settlement Hearing, and Right to Appear
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cencora, Inc.

September 3, 2025	By:	/s/ Elizabeth S. Campbell
Name: Elizabeth S. Campbell
Title: Executive Vice President and Chief Legal Officer